Exhibit 3.1

AMENDMENT NO. 1 TO
FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
TERRA NITROGEN COMPANY, L.P.

This Amendment No. 1 (this “Amendment No. 1”) to the First Amended and Restated Agreement of Limited Partnership of Terra Nitrogen Company, L.P. (the “Partnership” or “TNCLP”), dated as of September 1, 2005 (the “Partnership Agreement”), is hereby adopted effective as of April 26, 2012, by Terra Nitrogen GP Inc., a Delaware corporation (the “General Partner”), as general partner of the Partnership.  Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, TNC owns (a) 184,072 Class B Common Units representing limited partner interest in TNCLP, (b) 40% of the Inventive Distribution Rights and (c) a 0.975% limited partner interest in Terra Nitrogen, Limited Partnership (together, the “Transferred Interest”);

WHEREAS, concurrently with the execution of this Amendment No. 1, TNC and Terra LP Holdings LLC, a Delaware corporation (“LP Holdings”), are entering into a Conveyance and Assumption Agreement, pursuant to which TNC is seeking to transfer the Transferred Interest to LP Holdings;

WHEREAS, Section 11.1(b) of the Partnership Agreement provides that no Partnership Interest shall be transferred, except in accordance with the terms and conditions set forth in Article XI thereto;

WHEREAS, the Class B Common Units have not been deposited in the Deposit Account, such that their transfer is not contemplated by Section 11.3(a) of the Partnership Agreement;

WHEREAS, Section 15.1(d) of the Partnership Agreement provides that the General Partner, without the approval of the Limited Partners, may amend any provision of the Partnership Agreement to reflect a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 15.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.               Amendment.  Section 11.3(a) of the Partnership Agreement is hereby amended and restated as follows:

“(a) Units that have been deposited in the Deposit Account may be transferred only in the manner described in Section 10.2. Units that have been withdrawn from the Deposit Account and not redeposited are not transferable except upon death or by operation of law; provided, however, that any Limited Partner may transfer such Units to the Partnership or the General Partner, and such Units may be transferred otherwise in accordance with this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.  TNC may transfer its Class B Common Units to Terra LP Holdings LLC on the date of Amendment No. 1.”

Section 2.               General Authority.  The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 3.               Agreement in Effect. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.               Governing Law. This Amendment No. 1 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 5.               Severability. Each provision of this Amendment No. 1 shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No.1 that are valid, enforceable and legal.

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 1 as of the date first set forth above.

GENERAL PARTNER:

TERRA NITROGEN GP INC.

By:	/s/ Douglas C. Barnard
	Name:	Douglas C. Barnard
	Title:	Senior Vice President, General
Counsel, and Secretary

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF

TERRA NITROGEN COMPANY, L.P.